Exhibit 10.23

AMENDMENT No.1 TO
STRATEGIC ALLIANCE FRAMEWORK AGREEMENT
BETWEEN
10XU, IDE BUSINESS SCHOOL AND ROKK3R INC

The Strategic Alliance Framework Agreement signed on October 10, 2017 (the "Agreement") is modified through this legal instrument in accordance with the following voluntary clauses and declarations (the "Amendment No.1")

CONSIDERING

1. That the terms defined in the Agreement shall maintain the meaning attributed to them therein unless otherwise indicated in this document.

FIRST CLAUSE. - PARTICIPATING ENTITIES:
The following parties participate in the execution of this Amendment No.1:

1. 10XU, Inc., A for-profit corporation, existing and operating under the laws of the State of Florida, United States of America, domiciled at 2121 NW 2nd Avenue, Suite 203, Miami, Florida (33127), represented by Juan Montoya in his capacity as Legal Representative and Lorenzo de Leo in his capacity as President (Chief Executive Officer) ("10XU").

2. IDE Business School, Escuela de Negocios de la Universidad de los Hemisferios, a non-profit institution of higher education, created in accordance with Ecuadorian law, domiciled at Nicolás López 518 and Marco Aguirre, Quito, Ecuador, represented by Diego Alejandro Jaramillo Arango, Dean of the Universidad de los Hemisferios, and therefore, its Legal Representative and Alejandro Ribadeneira Espinosa, in his capacity as Director General and duly authorized by a power conferred by the Dean of the University ("IDE").

3. Rokk3r Inc., a for-profit corporation, existing and operating under the laws of the State of Nevada, United States of America, domiciled at 2121 NW 2nd Avenue, Suite 203, Miami, Florida (33127), represented by Carlos Escobar in his capacity as Chief Operating Officer ("Rokk3r").

Which may be called individually the "Party" and collectively the "Parties."

SECOND CLAUSE. - BACKGROUND:

The following paragraph referring to the background of Rokk3r is added to the Second Clause of the Agreement, as follows:

"3. Rokk3r provides consulting services and related strategies for generating value through a technological platform. It offers a set of services that is a hybrid network of human intelligence systems and machine learning that allows technology companies in early stages and existing companies to develop new products and companies. The company was formerly known as Eight Dragons Company and changed its name to Rokk3r Inc. on March 2018. Rokk3r is listed on the stock exchange in the OTC market under the symbol ROKK. Rokk3r is the process of absorbing the operations of 10XU and will therefore assume the obligations derived from the Agreement "

THIRD CLAUSE. - ASSIGNMENT:

For this Amendment, IDE authorizes and expresses its authorization for 10XU to fully and definitively assign the Agreement to Rokk3r. For its part, Rokk3r accepts this assignment assuming all the rights and obligations of 10XU under the Agreement. IDE and Rokk3r release 10XU through the signing of this document of all its obligations under the Agreement which are assumed by Rokk3r under the terms of the Agreement and this Amendment No.1.

FOURTH CLAUSE. - NAME OF THE CENTER:

The Parties agree that henceforth the Center for Entrepreneurship and Innovation will be called "Rokk3r - IDE."

FIFTH CLAUSE. - COMMITMENTS BETWEEN THE PARTIES:

The Parties agree to modify section 3.2 of the Fourth Clause of the Agreement so that from now on it may read:

"3.2 Keep updated the content of the Center already generated and contributed by 10XU."

SIXTH CLAUSE. - DURATION OF THE AGREEMENT:

The Parties agree to modify the Sixth Clause of the Agreement so that from now on it may read:

"SIXTH CLAUSE. - DURATION OF THE AGREEMENT:

This Agreement has a duration of five years, extendable indefinitely for periods of equal duration. The Parties may terminate this Agreement by mutual agreement or at the request of one of the Parties by means of a written communication addressed to the other Party where the intention to terminate the Agreement is announced at least three months in advance of the date of completion of the initial period or of any of the renewals. "

SEVENTH CLAUSE. - PROPERTY AND INTELLECTUAL RESERVE:

The Parties agree to clarify the third paragraph of Clause Six of the Agreement so that from now on it may read:

"If an employee of the Center generates a new development, it would be jointly owned. In this case, neither of the Parties may declare such development as exclusive property, nor may it patent it or register in its name such inventions or improvements resulting from this relationship without the participation of both Parties. Any other development derived from a work of authorship of any of the Parties, shall remain the property of said Party. "

In keeping with the foregoing, the Parties sign this instrument, exchanging signatures, this November 30, 2018 ("Date of Amendment No. 1").

SDI /s/ Diego Alejandro Jaramillo Arango Diego Alejandro Jaramillo Arango Rector University of the Hemispheres	SDI /s/ Alejandro Ribadeneira Espinosa Alejandro Ribadeneira Espinosa General Director IDE
ROKK3R /s/ Carlos Escobar Carlos Escobar Chief of Operations (COO)
10XU /s/ Juan Montoya Juan Montoya Legal Representative	10XU /s/ Lorenzo de Leo Lorenzo de Leo President (CEO)

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